Exhibit 99.1

NEWS

FOR RELEASE: Monday, November 15, 2004

Charter to Issue Convertible Senior Notes

To Refinance Existing Convertible Notes

ST. LOUIS -- Charter Communications, Inc. ("Charter") (Nasdaq: CHTR) today announced its intent to issue Convertible Senior Notes due 2009 in a private placement under Rule 144A to raise estimated gross proceeds of $750 million.

Charter intends to use a portion of the net proceeds from the sale of the notes to purchase a portfolio of U.S. Treasury securities as security for certain interest payments on the new notes and to use the remainder of the net proceeds to redeem all or a portion (to the extent of remaining net proceeds available) of Charter's $588 million outstanding 5.75% Convertible Senior Notes due October 2005. Charter plans to call the existing convertible notes for redemption promptly following the consummation of the sale of the new notes.

Interest on the notes is expected to be payable semi-annually. The notes will be convertible at any time into shares of Charter Communications, Inc. Class A common stock.

The notes will be sold in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers in reliance on Rule 144A. The notes and the Class A common stock issuable upon conversion of the notes will not be registered under the Securities Act of 1933, as amended ("the Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or the underlying shares, nor shall there be any sale of the notes or the underlying shares in any state in which such offer, solicitation or sale would be unlawful.

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Contact:

Press:

Dave Andersen
314/543-2213

Analysts:

Mary Jo Moehle
314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward- looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to our ability to place the convertible senior notes described herein on sufficiently favorable terms.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.